Exhibit 10.2

AGREEMENT

This agreement (the "Agreement"), effective as of May 6, 2014 (the "Effective Date"), is made and entered into by and between MJW Music, LLC an Arizona Limited Liability Company, (“MJW”), on the one hand, and Stuck Subway Movie, Inc. , a New York Corporation (“Subway”), on the other hand, and is based upon the following recitals of fact:

RECITALS

A.             MJW, amongst other things, writes and produces music for film and television programs.

B.             Subway is producing the film "Stuck" ("Film").

C.             Subway has engaged MJW to furnish their services as writers and producers or shall be caused to write and produce, and MJW desires to write and produce or cause to write and produce, music for use in the Film and within related advertisements and promotions of the Film.

The parties hereby agree as follows:

1.            Services/Scope Of Work: MJW shall provide their services as writer and music producer or cause music to be written and produced for use in connection with the Film and related advertisements and promotions. The amount and type (e.g., score, song, bumper cue, etc.) of music to be written and produced will be determined by the parties acting reasonably and in good faith. All of the results of such music shall be deemed "Licensed Works" to be licensed to Stuck solely for use in the Film and within related advertisements and promotions of the Film. MJW shall deliver the Licensed Works to Stuck for the agreed upon compensation, as set forth below.

2.            Compensation: Subway will pay MJW a fee in the amount of Fifty Thousand Dollars ($50,000.00) (the "Fee") for its services, as follows:

(i) Twenty Percent (20%) at start of pre-production,

(ii) Sixty Percent (60%) at start of principal photography,

(iii) Ten Percent (10%) at start of post-production and

(iv) Ten Percent (10%) at completion of post-production (but not later than the initial exploitation of the Film).

3.          Term: The Term of this agreement shall be deemed to have commenced upon the date MJW first provided services in connection with the Film and shall continue until MJW has delivered the Licensed Works to Stuck.

4.          Score Option: In addition to the services furnished by MJW, Subway will have the option to engage MJW to write and produce the music score for the Film (the "Score Option") for an additional payment in the amount of Fifty Thousand Dollars ($50,000.00) (the "Score Option Fee"), in addition to all out-of-pocket costs incurred by MJW in connection with the creation of the music score for the Film, to be paid by Subway. Subway shall exercise the Score Option within reasonable notice in writing to MJW.

5.          Additional Costs: Subway will reimburse MJW or pay for any and all related out-of-pocket writing and recording costs incurred in connection with the creation of the Licensed Works within thirty (30) days of such incurred cost.

6.          Music Rights: The rights in and to the music written or cause to be written or produced by MJW shall be governed by the Song Writer Agreements, as set forth in Exhibit A attached hereto.

7.          Credits: Subway will accord to credits as mutually determined by the parties acting reasonably and in good faith.

8.          Warrants and Representations: Each party warrants and represents that it has the full right and authority to enter into this agreement and to grant the other the rights granted hereunder.

9.        Indemnification: Each party hereto ("Indemnifying Party") agrees to indemnify the other ("Indemnified Party") and the Indemnified Party's respective officers, directors, shareholders, agents, representatives, employees, subsidiaries, licensees and assigns from and against any and all third-party claims, damages, losses, liabilities, costs and expenses (including out-of-pocket legal fees) arising out of any breach of the Indemnifying Party's representations, warranties and/or obligations contained herein.

10.        Breach: Each party hereto ("Non-Breaching Party") will not be entitled to recover damages or to terminate the agreement by reason of any breach by the other ("Breaching Party") of any of Breaching Party's obligations unless the Breaching Party fails to remedy such breach within thirty (30) days (fifteen (15) days in connection with the payment of monies hereunder) following the Beaching Party's receipt of the Non-Breaching Party's notice thereof.

11.       Confidentiality: Each party will treat and hold as confidential and will endeavor in good faith to not disclose or provide access to any person, firm, or corporation or other business entity any information about or regarding the material financial terms of this agreement; provided that each party shall at all times have the right to disclose such information solely as required by law or legal process, to its attorneys or other professional advisors, as necessary to enforce the terms hereof, or to the extent necessary in facilitating internal discussions with its designated representatives for or in connection with the negotiation of this agreement, accounting and audit matters relating to this agreement.

12.         Jurisdiction: This agreement shall be governed in accordance with the laws and procedures of the state of California in any litigation arising hereunder. The parties agree to the exclusive jurisdiction and venue of the courts of Los Angeles, California.

This agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts.

ACCEPTED AND AGREED:		ACCEPTED AND AGREED:

MJW Music, LLC		Stuck Subway Movie, Inc.

By:	/s/ Michael J. Witherill	By:	/s/ John Glassgow
	An Authorized Signatory		An Authorized Signatory

EXHIBIT A

ATTACHED SONG WRITER AGREEMENTS